Exhibit 99.1

EBIX ANNOUNCES 3 FOR 1 STOCK SPLIT

ATLANTA, GA — October 12, 2009 — Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, announced today that its Board of Directors has approved a three-for-one split of the Company’s common stock. The Company anticipates a record date of approximately November 30, 2009. Each shareholder of record at the close of business on such date will receive two additional shares for every outstanding share held on the record date, and trading is likely to begin on a split-adjusted basis on about December 10, 2009.

Since the Company presently does not have a sufficient number of authorized shares required to effectuate the increase in authorized shares after the split, the Company’s Board has authorized increasing the authorized share number to 60 million, to handle the split and any possible future capitalization needs. The Company will be holding a special meeting of shareholders so that the increase in authorized shares can be ratified. The Company anticipates holding this meeting during the last week in November.

Robin Raina, Chairman of the Board, president & CEO said, “This stock split is intended to further improve our liquidity and to make our shares more accessible, both to institutions and to the individual shareholders.”

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.

With 23 offices across Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com

CONTACT:

Aaron Tikkoo, IR
678 -281-2027 or atikkoo@ebix.com